Exhibit 99.8

Consent to be Named Director

HS Spinco, Inc., a Delaware corporation, has filed a Registration Statement on Form S-4 and Form S-1 (including any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of Regulation C under the Securities Act, to be named as a director nominee of HS Spinco, Inc. and to the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 18th day of December, 2018.

/s/ Philip A. Laskawy
Philip A. Laskawy